Exhibit (d)(4)
AMENDMENT TO INVESTMENT ADVISER
FEE WAIVER AGREEMENT

          This AMENDMENT TO INVESTMENT ADVISER FEE WAIVER AGREEMENT (the “Amendment”) is made effective as of September 1, 2011 (the “Effective Date”) between CAVANAL HILL FUNDS, formerly known as American Performance Funds, a Massachusetts business trust (the “Trust”) and CAVANAL HILL INVESTMENT MANAGEMENT, INC., an Oklahoma corporation (“Adviser”), to that certain Investment Adviser Fee Waiver Agreement, dated December 31, 2010, between the Trust and Adviser (as amended and in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

          WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, that consists of nine separate funds (the “Funds”) offered in various classes (the “Classes”) as of the date hereof;

          WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “1940 Act”), as amended, and serves as investment adviser for the Trust pursuant to that certain Investment Advisory Agreement dated May 12, 2001, between the Trust’s and the Adviser’s predecessors in interest (the “Investment Advisory Agreement”);

          WHEREAS, Adviser and the Trust wish to enter into this Amendment to the Agreement in order to add an additional Fund and additional Classes to the Agreement and specify the waivers applicable to the fees payable to Adviser under the Investment Advisory Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and Adviser hereby agree as follows:

1.	Funds.

Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

2.	Opportunistic Fund Expense Cap.

           The Adviser hereby agrees to waive or assume certain expenses so that the common expenses (excluding 12b-1 fees) for each Class of the Opportunistic Fund do not exceed an annual rate of two and sixty-five one-hundredths percent (2.65%) of the Opportunistic Fund’s average daily net assets (other than extraordinary expenses and fees and expenses related to the acquisition of other funds).

3.	Representations and Warranties.

           (a)           The Trust represents (i) that it has full power and authority to enter into and perform this Amendment and (ii) that this Amendment will be presented to the Board of Trustees of the Trust (the “Board”) for the Board’s review and approval.

(b) Adviser represents that it has full power and authority to enter into and perform this Amendment.

4.	Future Waivers.

This Amendment shall not limit or control any future decision by the Adviser to grant a voluntary waiver of any of the Funds.

5.	Interpretation.

           Nothing herein contained shall be deemed to require the Adviser, the Trust or any Fund (or Class) to take any action contrary to the Trust’s Declaration of Trust or Bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the

1940 Act, to which it is subject or by which it is bound, or relieve or deprive the Trust’s Board of Trustees of its responsibility for or control of the conduct of the affairs of the Trust of the Funds.

6.	Miscellaneous.

           (a)           This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Agreement. Except as set forth herein, the Agreement shall remain in full force and effect.

           (b)           Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all which, taken together, shall constitute one and the same Agreement.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Investment Adviser Fee Waiver Agreement to be duly executed on the day and year first above written to become effective on the Effective Date.

CAVANAL HILL FUNDS

By: /s/ James L. Huntzinger

Name: James L. Huntzinger

Title: President

CAVANAL HILL INVESTMENT
MANAGEMENT, INC.

By: /s/ J. Brian Henderson

Name: J. Brian Henderson

Title: Senior Vice President

Schedule A
To the Investment Adviser Fee Waiver Agreement

Fund	Share Class	Ticker	Investment Advisory Fee (Annual rate in one-hundredths of one percent of average daily net assets)	Waiver (Annual rate in one-hundredths of one percent of average daily net assets)
Cavanal Hill Tax-Free Money Market Fund	Administrative	APBXX	15	10
	Service	APDXX	15	10
	Institutional	APEXX	15	10
	Select	AIFXX	15	10
	Premier		15	10
Cavanal Hill U.S. Treasury Money Market Fund	Administrative	APGXX	15	10
	Service	APJXX	15	10
	Institutional	APKXX	15	10
	Select		15	10
	Premier		15	10
Cavanal Hill Cash Management Fund	Administrative	APCXX	15	10
	Service	APFXX	15	10
	Institutional	APHXX	15	10
	Select		15	10
	Premier		15	10
Cavanal Hill Intermediate Tax-Free Bond Fund	A	AATFX	55	35
	No Load Investor	APTFX	55	35
	Institutional	AITEX	55	35
Cavanal Hill Short Term Income Fund	A	AASTX	55	40
	No Load Investor	APSTX	55	40
	Institutional	AISTX	55	40
Cavanal Hill Intermediate Bond Fund	A	AAIBX	55	35
	No Load Investor	APFBX	55	35
	Institutional	AIFBX	55	35
Cavanal Hill Bond Fund	A	AABOX	55	35
	No Load Investor	APBDX	55	35
	Institutional	AIBNX	55	35
Cavanal Hill Balanced Fund	A	AABAX	74	39
	No Load Investor	APBAX	74	39
	Institutional	AIBLX	74	39
Cavanal Hill U.S. Large Cap Equity Fund	A	AAEQX	69	29
	No Load Investor	APEQX	69	29
	Institutional	AIEQX	69	29
Cavanal Hill Opportunistic Fund	A		225	To the extent that commonexpenses (excluding 12b-1 fees) do not exceed 2.65%
	No Load Investor		225
	Institutional		225